Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 NASDAQ: ORNG www.orangetwentyone.com

Orange 21 Reports Second Quarter 2006 Financial Results and Appoints

New Chief Financial Officer

CARLSBAD, CA, August 14, 2006 — Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sport and youth lifestyle markets, today announced financial results for the three months ended June 30, 2006. Additionally, the Company announced the appointment of Jerry Collazo as its Chief Financial Officer, succeeding Michael Brower who has resigned. Collazo will be responsible for all areas of finance and corporate planning for the Company.

The Company’s net sales for the second quarter of 2006 were relatively flat at $10.3 million, a 1.4% decrease compared to $10.4 million in the second quarter of 2005. The Company reported a net loss for the second quarter of 2006 of approximately $758,000, or $0.09 per diluted share on approximately 8.1 million weighted-average shares outstanding, compared to net income of approximately $362,000, or $0.04 per diluted share on 8.2 million weighted average shares outstanding in the same period a year ago.

Cash, cash equivalents, and short term investments at June 30, 2006, totaled approximately $4.9 million including $850,000 in restricted cash which represents the escrow account related to the LEM S.r.l. purchase.

“During the second quarter we made further progress on our rebuilding plan, however it is a slow process and we still have a fair amount of work to do,” said Barry Buchholtz, Chief Executive Officer. “On the positive side, our brand recognition continues to grow on a global basis. We continue to develop exceptional products, and demand is growing. In fact, our total bookings for the quarter increased 37% versus a year ago.”

Mr. Buchholtz added, “We have made significant progress at our recently acquired manufacturing plant, LEM, as well. In fact, in the month of June, production at LEM increased approximately 80% year-over-year. While we don’t expect this kind of improvement every month, we believe it shows that we are moving in the right direction, and longer term, the improvements should result in improved product deliveries, improved efficiencies, and reduced costs.”

Regarding the appointment of Jerry Collazo, Mr. Buchholtz added, “We are very excited to have Jerry join our management team, and believe that he will be a strong addition the Company. Jerry has a strong financial background as well as demonstrated ability to manage complex financial organizations. We believe the depth and breadth of his experiences have prepared him well for his new responsibilities.”

Mr. Buchholtz concluded, “I would like to thank Mike Brower for his contributions to Orange 21 over the past several years, and wish him well in his future endeavors. Mike will be consulting for the Company for a period of time to ensure a smooth transition.”

Jerry Collazo has over 20 years of diversified executive, operational and financial management experience. Mr. Collazo most recently served as the Chief Financial Officer of Channell Commercial Corporation, a publicly traded company providing telecommunications infrastructure and water conservation products including development and manufacturing operations throughout the US, Canada, Europe, Asia and Australia. Mr. Collazo began his career at Ernst & Young. A Certified Public Accountant, Mr. Collazo received an MBA at the University of California, Los Angeles.

2006 Outlook

The Company continues to forecast 2006 annual net sales in the range of $46—$48 million and a net loss of $0.15 – $0.20 per fully diluted share for the year.

Investor Conference Call

As previously announced, Orange 21’s quarterly earnings conference call is scheduled to begin today, Monday, August 14, 2006 at 4:30 p.m. Eastern Time. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.orangetwentyone.com. Alternatively, investors may listen in by telephone to the conference call by dialing 800-819-9193 (international callers can dial 913-981-4911). A replay will be available beginning at midnight ET by calling 888-203-1112, passcode: 9665447 (international callers can dial 719-457-0820 and use the same passcode). For those who are not available to listen to the live broadcast, the call will be archived.

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic(TM), manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release and the company’s conference call to be held on August 14, 2006 contain forward-looking statements. These statements relate to future events or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms or other comparable terminology.

These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellation of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, product and introduce innovative new products in timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected the domestic and global economy, such as changes in interest and currency rates; and other factors described under the caption “Risk Factors” in the Company’s Form 10-Q for the quarter ended June 30, 2006 and other filings made with the U.S. Securities and Exchange Commission.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward looking statements.

Orange 21 Inc. and Subsidiaries

Consolidated Balance Sheet

	December 31, 2005	June 30, 2006
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,668,636	$3,004,345
Short-term investments	5,477,728	1,000,000
Restricted cash	—	850,027
Accounts receivable—net	9,142,264	8,294,501
Inventories	11,206,232	12,305,072
Prepaid expenses and other current assets	1,374,350	2,225,599
Income taxes receivable	239,046	457,016
Deferred income taxes	1,512,584	1,361,003

	31,620,840	29,497,563
Property and equipment—net	4,636,305	8,676,438
Goodwill	—	9,513,701
Intangible assets, net of accumulated amortization of $395,760 and $417,220 at 2005 and 2006, respectively	483,854	479,632
Deferred income taxes	126,000	598,000
Other long-term assets	1,389,682	64,647

	$38,256,681	$48,829,981

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$—	$1,134,770
Current portion of notes payable	—	456,400
Current portion of capitalized leases	19,575	470,645
Accounts payable	1,643,427	5,126,362
Accrued expenses and other liabilities	2,349,946	4,159,633
Deferred purchase price obligation	—	1,543,029

	4,012,948	12,890,839
Notes payable, less current portion	—	1,294,117
Capitalized leases, less current portion	12,588	774,446
Other liabilities	—	818,984

	4,025,536	15,778,386
Commitments and contingencies
Stockholders’ equity
Preferred stock; par value $0.0001; 5,000,000 authorized	—	—
Common stock; par value $0.0001; 100,000,000 shares authorized; 8,084,314 and 8,181,814	806	806
shares issued and outstanding December 31, 2005 and June 30, 2006, respectively
Additional paid-in capital	36,099,820	36,149,615
Accumulated other comprehensive income	32,497	1,295,233
Accumulated deficit	(1,901,978)	(4,394,059)

Total stockholders’ equity	34,231,145	33,051,595

Total liabilities and stockholders’ equity	$38,256,681	$48,829,981

Orange 21 Inc. and Subsidiaries

Consolidated Statement of Operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Net sales	$10,415,630	$10,270,532	$18,888,183	$19,653,012
Cost of sales	4,786,473	4,760,827	9,184,167	9,628,073

Gross Profit	5,629,157	5,509,705	9,704,016	10,024,939

Operating expenses:
Sales and marketing	3,050,056	3,495,165	5,918,557	7,001,758
General and administrative	1,555,128	2,460,360	2,855,069	4,599,692
Shipping and warehousing	297,402	473,788	589,591	950,079
Research and development	178,381	253,025	314,456	518,882

Total operating expenses	5,080,967	6,682,338	9,677,673	13,070,411

Income (loss) from operations	548,190	(1,172,633)	26,343	(3,045,472)
Other income (expense)	110,418	(3,767)	38,204	(72,217)

Income (loss) before income taxes	658,608	(1,176,400)	64,547	(3,117,689)
Income tax provision (benefit)	296,158	(418,194)	197,158	(625,608)

Net income (loss)	$362,450	$(758,206)	$(132,611)	$(2,492,081)

Net income (loss) per common share
Basic	$0.05	$(0.09)	$(0.02)	$(0.31)

Diluted	$0.04	$(0.09)	$(0.02)	$(0.31)

Weighted average common shares outstanding
Basic	8,012,483	8,084,314	8,012,483	8,084,314

Diluted	8,153,149	8,084,314	8,012,483	8,084,314

Contact:

Orange 21 Inc.

Barry Buchholtz, CEO

760.804.8420

OR

Integrated Corporate Relations

Investor Relations

310.954-1100

Andrew Greenebaum / agreenebaum@icrinc.com

Allyson Pooley / apooley@icrinc.com

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